Exhibit 99.1

[TRIMERIS LOGO]

MEMORANDUM

TO:	Members of the Board of Directors and Section 16 Officers

FROM:	Michael Alrutz / Legal Department

DATE:	October 17, 2003

RE:	Trimeris 401(k) Plan Blackout Period Notice

Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002, SEC Regulation BTR, and the Trimeris Insider Trading Policy, this memorandum is to notify you of an impending blackout period in connection with a planned change in the record keeper for the Trimeris 401(k) plan (the “Plan”). Trimeris will also be notifying the Securities and Exchange Commission regarding this blackout. The equity security subject to the blackout period is Trimeris, Inc. Common Stock, as held in the Plan.

Whether or not you participate in the Plan, your ability to buy or sell Trimeris common stock may be affected during the blackout period.

The blackout period and Plan transactions will be restricted as follows:

•	The blackout period is expect to begin at the close of business on November 21, 2003 for the processing of plan contributions, rollovers, distributions, loans and fund exchanges within the Plan.

•	The blackout period is expected to end at the close of business, Friday, December 15, 2003.

•	You will be notified directly in the event that there are changes to these dates.

During the blackout period you, as a director or executive officer, are prohibited from engaging in transactions involving certain Trimeris Common Stock, without regard to whether the transactions are inside the Plan. The prohibition covers not just transactions directly by you, but also those done indirectly or by entities or persons through which you have a “pecuniary interest” in the securities (under the same principles that apply to your Section 16 reporting requirements).

The prohibition on purchases, sales and other transactions described in the immediately preceding paragraph above applies only to equity securities of Trimeris (and derivatives of such securities) that you have acquired (or in which you have a pecuniary interest) in connection with your service or employment as a director or executive officer of the company. It is important to note that any such security you sell or otherwise transfer, directly or indirectly, automatically will be presumed to have been acquired in connection with your service or employment unless you establish that the securities were acquired from another source, and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

Note that the prohibition on trading does not apply to TRMS stock that you acquired through purchase on the open market or to any open market purchases you may wish to make. In addition, there are certain limited exceptions to the prohibition, most notably these include bona fide gift transactions and purchases or sales under qualified “10b5-1 plans.” We strongly recommend that you consult with Trimeris Legal Counsel before entering into any transaction pursuant to a possible exception.

Once this blackout period ends, you will be permitted to resume transactions in Trimeris Common Stock subject to the requirements of Trimeris’ Insider Trading Policy.

Questions regarding the blackout period may be directed to:

Michael Alrutz

Trimeris Inc.

3518 Westgate Dr., Suite 300

Durham, NC 27707

Telephone—919-408-5018